Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Partners and Members

and Board of Directors

Scrubgrass Generating Company. L.P. and

Stronghold Digital Mining, LLC.

Kennerdell, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated May 10, 2021, relating to the combined financial statements of Scrubgrass Generating Company, L.P. and Stronghold Digital Mining, LLC appearing in the Stronghold Digital Mining, Inc.’s Registration Statement No. 333-258188 on Form S-1, as amended.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

October 25, 2021